Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154
FOR IMMEDIATE RELEASE
May 11, 2010

CONTACTS:
TAYLOR N. SHINN DIRECTOR – CORPORATE DEVELOPMENT (405) 935-3115 taylor.shinn@chk.com	JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION RECEIVES NATIONAL FLEET AWARD
FOR INNOVATIVE CNG CONVERSION PROGRAM

Initiative Reduces Energy Consumption, Lowers Carbon Emissions;
Promotes Growth in CNG Vehicle Use and Market

OKLAHOMA CITY, OKLAHOMA, May 11, 2010 – Chesapeake Energy Corporation (NYSE:CHK) was recognized by the NAFA Fleet Management Association (NAFA) for its environmental leadership when it was awarded the 2010 Sustainable Fleet Award.  Presented by NAFA during its annual Institute & Expo held in Detroit, Michigan, the award recognized Chesapeake’s program to convert its light-duty truck fleet to operate on clean-burning American natural gas.

An international competition, NAFA’s Sustainable Fleet Award recognizes ground-breaking fleet programs for reducing energy consumption, lowering carbon emissions and reducing operating expenses. Chesapeake was recognized in the Sedan/Light-Duty – Non-Mandated Clean Air Category, highlighting Sedans/light-duty fleets located in areas of the U.S. or Canada that are not covered by a government mandate to reduce carbon emissions.

The Sustainable Fleet Award was presented by NAFA’s Treasurer, Bryan Flansburg, who directs the association’s Fuels & Technology Advisory Council, and was accepted by Anthony Foster, Chesapeake’s Fleet Operations Manager. “It is a privilege to accept this award on behalf of Chesapeake and our NGV Team. As Fleet Managers, we want to have a positive impact on the communities where we operate. Converting our company fleet to run on clean, American natural gas is one way we can have a positive impact because CNG is good for both the environment and economy,” said Foster.

“Chesapeake Energy has been at the forefront of the growing CNG movement in America,” said NAFA Executive Director Phillip E. Russo.  “The company’s robust CNG fleet conversion program is part of a bigger initiative to adopt sustainable practices within its company fleet operations.  NAFA is proud to recognize Chesapeake Energy for its efforts.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We appreciate this recognition by NAFA of our NGV program, which was implemented as we convert our entire fleet to run on CNG as part of our corporate ‘Fueling America’s Future Initiative’. Our country enjoys a significant competitive advantage when it comes to addressing economic, environmental and energy issues from the discovery and development of a once unimaginable supply of natural gas. Without question, natural gas will allow our country to transition our transportation system away from expensive and carbon-heavy gasoline and diesel towards carbon-light, affordable American produced natural gas.  At Chesapeake, we always try to lead by example, encourage innovation and invest in the greater use of natural gas, which we know is a superior fuel for transportation, power generation and industrial usage.”

CNG has 30% less carbon dioxide, 97% less carbon monoxide, 99% less Particulate Matter, and 100% less evaporative emissions than gasoline.  CNG costs approximately 50% less per gallon than gasoline and diesel.

Chesapeake will convert 1,000 trucks within its corporate fleet in the next 12-18 months with plans to convert the entire fleet of 3,300 over the next 3-4 years. Through the fleet conversion, Chesapeake will enable local fuel retailers to add CNG pumps to existing facilities or build new CNG stations that will provide public fueling for the community as well as access for Chesapeake’s fleet.   As a result of the first phase of this program, nine public CNG stations will be built this year in Oklahoma and two in Arkansas.   The company plans to expand the program to its other operating regions throughout the country over the next four years.

Chesapeake Energy Corporation is one of the largest producers of natural gas and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional oil plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk.com.

NAFA is the world’s premier non-profit association for professionals who manage fleets of sedans, public safety vehicles, trucks, and buses of all types and sizes, and a wide range of military and off-road equipment for organizations across the globe.   NAFA is the association for the diverse vehicle fleet management profession regardless of organizational type, geographic location or fleet composition. NAFA’s Full and Associate Members are responsible for the specification, acquisition, maintenance and repair, fueling, risk management, and remarketing of more than 3.5 million vehicles including in excess of 1.1 million trucks of which 350 thousand are medium- and heavy-duty trucks.  For more information visit http://www.nafa.org